                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 -------------

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                               MUNSINGWEAR, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    62632010
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                ARNOLD M. AMSTER
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 664-4500
--------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Person Authorized to
                     Receive Notices and Communications)


                                  MAY 18, 1995
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                       (continued on the following pages)

                              (Page 1 of 11 pages)

                                         SCHEDULE 13D
CUSIP NO. 62632010                                                       PAGE 2 OF 11
1     NAME OF REPORTING PERSONS                                          Arnold M. Amster
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a) / /
                                                                                   (b) / /
3     SEC USE ONLY

4     SOURCE OF FUNDS*                                                     PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)                                                            / /

6     CITIZENSHIP OR PLACE OF ORGANIZATION                                 United States


NUMBER OF                 7     SOLE VOTING POWER                          42,900
SHARES
BENEFICIALLY              8     SHARED VOTING POWER                        92,800
OWNED BY
EACH                      9     SOLE DISPOSITIVE POWER                     42,900
REPORTING
PERSON WITH               10    SHARED DISPOSITIVE POWER                   92,800

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                                           135,700

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                              / /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   6.7%

14    TYPE OF REPORTING PERSON*                                            IN

                                           SCHEDULE 13D
CUSIP NO. 6232010                                                        PAGE 3 OF 11
1     NAME OF REPORTING PERSONS                                          Peggy J. Amster
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a) / /
                                                                                   (b) / /
3     SEC USE ONLY

4     SOURCE OF FUNDS*                                                     PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)#

6     CITIZENSHIP OR PLACE OF ORGANIZATION                                 United States

NUMBER OF          7      SOLE VOTING POWER                                0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER                              15,900
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER                           0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER                         15,900

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                                           15,900
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                              / /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   .78%

14    TYPE OF REPORTING PERSON*                                            IN

                                          SCHEDULE 13D
CUSIP NO. 62632010                                                        PAGE 4 OF 11
1     NAME OF REPORTING PERSONS                                          Peggy J. Amster, as
                                                                         custodian for Wendy
                                                                         Amster
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a) / /
                                                                                   (b) / /
3     SEC USE ONLY

4     SOURCE OF FUNDS*                                                     PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)                                                            / /

6     CITIZENSHIP OR PLACE OF ORGANIZATION                                 United States

NUMBER OF          7      SOLE VOTING POWER                                0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER                              5,000
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER                           0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER                         5,000

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON            5,000

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                              / /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  .24%

14    TYPE OF REPORTING PERSON*                                            IN

                                        SCHEDULE 13D
CUSIP NO. 62632010                                                       PAGE 5 OF 11
1     NAME OF REPORTING PERSONS                                         Robert M. Boyar
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a) / /
                                                                                   (b) / /

3     SEC USE ONLY

4     SOURCE OF FUNDS*                                                     PF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)                                                            / /

6     CITIZENSHIP OR PLACE OF ORGANIZATION                                 United States

NUMBER OF          7      SOLE VOTING POWER                                6,400
SHARES
BENEFICIALLY       8      SHARED VOTING POWER                              0
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER                           6,400
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER                         0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                                           6,400

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                              / /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  .31%

14    TYPE OF REPORTING PERSON*                                            IN

                                            SCHEDULE 13D
CUSIP NO. 62632010                                                      PAGE 6 OF 11
1     NAME OF REPORTING PERSONS                                         Trust for benefit of
                                                                        Peggy J. Amster
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a) / /
                                                                                   (b) / /

3     SEC USE ONLY

4     SOURCE OF FUNDS*                                                     OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)                                                            / /

6     CITIZENSHIP OR PLACE OF ORGANIZATION                                 United States

NUMBER OF          7      SOLE VOTING POWER                                0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER                              2,000
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER                           0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER                         2,000

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                                           2,000

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                              / /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  .09%

14    TYPE OF REPORTING PERSON*                                            OO

                                           SCHEDULE 13D
CUSIP NO. 62632010                                                       PAGE 7 OF 11
1     NAME OF REPORTING PERSONS                                         Trust for benefit of
                                                                        Linda Preuss
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a) / /
                                                                                   (b) / /

3     SEC USE ONLY

4     SOURCE OF FUNDS*                                                     OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)                                                            / /

6     CITIZENSHIP OR PLACE OF ORGANIZATION                                 United States

NUMBER OF          7      SOLE VOTING POWER                                0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER                              2,000
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER                           0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER                         2,000

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                                           2,000

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                              / /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   .09%

14    TYPE OF REPORTING PERSON*                                            OO

                                        SCHEDULE 13D
CUSIP NO. 62632010                                                      PAGE 8 OF 11
1     NAME OF REPORTING PERSONS                                         Flex Holding Corp.
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                Intentionally Omitted

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a) / /
                                                                                   (b) / /

3     SEC USE ONLY

4     SOURCE OF FUNDS*                                                     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(D) OR 2(E)                                                            / /

6     CITIZENSHIP OR PLACE OF ORGANIZATION                                 United States

NUMBER OF          7      SOLE VOTING POWER                                0
SHARES
BENEFICIALLY       8      SHARED VOTING POWER                              72,900
OWNED BY
EACH               9      SOLE DISPOSITIVE POWER                           0
REPORTING
PERSON WITH        10     SHARED DISPOSITIVE POWER                         72,900
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                                                                           72,900

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                              / /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   3.59%

14    TYPE OF REPORTING PERSON*                                            CO

ITEM 3.      SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

             The response to Item 3 is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

             The source and amount of funds (excluding commissions) used by each of the Reporting Persons to acquire the shares of the Common Stock reported in Item 5 below was as follows:

      Name                        Amount           Source of Funds
      ----                        ------           ---------------
Arnold M. Amster               $321,320.06         personal funds*

Peggy J. Amster                 $82,745.00         personal funds*

Peggy J. Amster,
  as custodian for
  Wendy Amster                  $37,812.50         personal funds

Robert M. Boyar                 $50,599.00         personal funds

Trust for the benefit
  of Peggy J. Amster            $14,100.00         trust funds

Trust for the benefit
  of Linda Preuss               $14,100.00         trust funds

Flex Holding Corp.             $578,057.50         working capital*

-----------------
* The shares of Common Stock owned by Arnold M. Amster, Peggy J. Amster, and Flex Holding Corp. were purchased in their respective brokerage margin accounts on customary margin terms.


ITEM 5.      INTEREST IN SECURITIES OF THE ISSUER

      (a) The response to Item 5(a) is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

             The ownership by the Reporting Persons of shares of Common Stock and the percentage of the outstanding shares of Common Stock represented thereby is as follows:

     Name               Number of Shares        Percentage
     ----               ----------------        ----------
Arnold M. Amster        42,900 (1)               2.1% (1)

Peggy J. Amster         15,900 (2)                .7% (2)

Peggy J. Amster,
  as custodian for
  Wendy Amster           5,000                    .2%

Robert M. Boyar          6,400                    .3%

     Name               Number of Shares        Percentage
     ----               ----------------        ----------
Trust for the benefit
  of Peggy J. Amster     2,000                    .1%

Trust for the benefit
  of Linda Preuss        2,000                    .1%

Flex Holding Corp.      72,900                   3.6%

-----------------
(1) Excludes shares of Common Stock owned by the other Reporting Persons. Arnold M. Amster shares voting and dispositive power with respect to the shares of Common Stock owned by: Peggy J. Amster; Peggy J. Amster, as custodian for Wendy Amster; Trust for the benefit of Peggy J. Amster; Trust for the benefit of Linda Preuss; and Flex Holding Corp. Accordingly, Arnold M. Amster may be deemed to be the beneficial owner of all of the 135,700 shares owned by the Reporting Persons (other than Robert M. Boyar), representing 6.7% of the outstanding shares of Common Stock. Arnold M. Amster disclaims beneficial ownership of any of the shares of Common Stock owned by the other Reporting Persons.

(2) Includes shares of Common Stock owned by Peggy J. Amster, as custodian for Wendy Amster, as to which shares Peggy J. Amster disclaims beneficial ownership.

      (c) The response to Item 5(c) is hereby amended by deleting the entire text thereof and inserting the following in lieu thereof.

             Set forth below is certain information concerning all transactions in the Common Stock in which the Reporting Persons have engaged during the past 60 days:

  Name of                                Number                    Price
 Reporting                                 of         Bought/       per
   Person                 Date           Shares        Sold        Share
 ---------                ----           ------       -------      -----
Arnold M. Amster        03/28/95         2,000       Bought      $8.375
                        03/30/95         1,500       Bought      $8.25
                        03/31/95         3,100       Bought      $8.375
                        04/03/95         2,500       Bought      $8.25
                        05/18/95           300       Bought      $7.125
                        05/19/95           500       Bought      $7.250

Peggy J. Amster         02/06/95           300       Bought      $7.625
                        02/15/95           500       Bought      $7.50
                        02/17/95           400       Bought      $7.375
                        03/28/95           800       Bought      $8.25
                        03/28/95         2,000       Bought      $8.375
                        05/17/95           900       Bought      $7.25

Peggy J. Amster,
as custodian for
Wendy Amster            03/28/95         1,500       Bought      $8.25
                        03/28/95         1,000       Bought      $8.375

Robert M. Boyar         02/14/95           500       Bought      $7.75
                        03/10/95           500       Bought      $7.25
                        04/03/95         1,000       Bought      $8.25

Flex Holding Corp.      03/02/95           900       Bought      $7.50
                        03/28/95           300       Bought      $8.125
                        03/28/95         1,000       Bought      $8.25
                        03/28/95         1,000       Bought      $8.375
                        03/29/95           500       Bought      $8.25
                        03/29/95         6,800       Bought      $8.375
                        03/29/95         8,000       Bought      $8.50
                        03/30/95         1,600       Bought      $8.375
                        03/30/95         2,500       Bought      $8.25
                        04/20/95           500       Bought      $7.125
                        04/24/95         2,000       Bought      $7.25

All of such transactions were effected on the New York Stock Exchange.

                                   SIGNATURE

      The undersigned, after reasonable inquiry and to the best of their knowledge and belief, certify that the information set forth in this statement is true, complete and correct.


May 23, 1995                                /s/ Arnold M. Amster
                                            ------------------------------------
                                            Arnold M. Amster


                                            /s/ Peggy J. Amster*
                                            ------------------------------------
                                            Peggy J. Amster


                                            /s/ Peggy J. Amster*
                                            ------------------------------------
                                            Peggy J. Amster, as custodian for Wendy
                                            Amster


                                            /s/ Robert M. Boyar*
                                            ------------------------------------
                                            Robert M. Boyar


                                            TRUST FOR THE BENEFIT OF
                                            PEGGY J. AMSTER


                                            By /s/ Arnold M. Amster
                                               ---------------------------------
                                                 Arnold M. Amster, Trustee


                                            TRUST FOR THE BENEFIT OF
                                            LINDA PREUSS


                                            By /s/ Arnold M. Amster
                                               ---------------------------------
                                                 Arnold M. Amster, Trustee


                                            FLEX HOLDING CORP.


                                            By /s/ Arnold M. Amster
                                               ---------------------------------
                                                 Arnold M. Amster,
                                                 Chairman of the Board


                                            * By Arnold M. Amster
                                                   Attorney-in-fact


                                            /s/ Arnold M. Amster
                                            ------------------------------------
                                            Arnold M. Amster